STAAR Surgical Company

Second Quarter 2008 Conference Call

July 30, 2008, 5:00 PM EDT

Operator:
Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical Second Quarter 2008 Earnings Release Conference Call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question, please press the star followed by the “one” on your touchtone phone. If you would like to withdraw your question please press the star followed by the “two.” If you’re using speaker equipment, please lift the handset before making your selection. As a reminder, this conference is being recorded today Wednesday, July 30, 2008.

I would now like to turn the conference over to Mr. Doug Sherk. Please go ahead sir.

Doug Sherk:
Thank you Operator and good afternoon everyone. This is Doug Sherk with the EVC Group and thank you for joining us this afternoon for the STAAR Surgical Conference Call to review the company’s strong progress and financial results for the second quarter of 2008 which ended on June 27th, 2008. The news release announcing second quarter results crossed the wire this afternoon shortly after the market closed and is available at STAAR’s website www.staar.com. Additionally, we’ve arranged for a taped replay of this call which may be accessed by phone. The replay will become available approximately one hour after the call’s conclusion and will remain available for seven days. The operator will provide the dial in information at the conclusion of today’s call. In addition, today’s call is being broadcast live and is, along with an archived replay, will be available at staar.com, that’s STAAR’s website, www.staar.com.

Before we get started, during the course of this conference call the Company will make projections or other forward-looking statements. We caution you that such statements that are not statements of historical facts are forward-looking statements including any projections of earnings, revenues, sales, cash, or other financial statements; any statements of the plans, strategies or objectives of management for future operations; any statements regarding expectations for the success of the ICL or other products in the US or international markets; any statements concerning proposed new products or government approval of new products; any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this conference call and are subject to numerous risks or uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources, our limited access to financing, the challenge of fully integrating STAAR Japan into our business and managing our other foreign subsidiaries, the need to realize product development goals to improve profitability of our US IOL product line, our ability to address FDA concerns over the clinical studies of the Toric ICL and to overcome negative publicity resulting from warning letters and other correspondence from the FDA office of compliance, the willingness of surgeons and patients to adopt a new product and procedure, the effect of a possible US recession on elective procedures such as refractive surgery and the potential effect of recent negative publicity about LASIK on the demand for refractive surgery in general in the US and other factors beyond our control. We include those details from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Now I’d like to turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:
Thanks Doug and good afternoon everyone. I’d like to thank you for joining us today to review our second quarter 2008 financial and operational results. With me today is Deborah Andrews, our Chief Financial Officer. After my opening remarks Deborah will cover in more detail the highlights of the quarter and then I will add a few additional comments about our operational progress before we move to any questions you may have.

If you’ve had an opportunity to review our press release issued this afternoon I believe you will agree that our rate of progress has accelerated. We have executed our plans well and are basically on plan at the mid-year point. As you might expect, our plan calls for continued improvements in a number of our operating metrics during the second half of the year and all of our employees must stay highly focused on executing in order for us to improve our performance and achieve our goals. To date the team has done an excellent job of implementing our strategy to conserve cash and return to profitability. We just need to keep up the same intense effort during the second half of the year.

During our past two calls we’ve reviewed the five key metrics by which you could measure our progress throughout this year 2008. I’d like to begin today’s call again by updating you on our progress. The first metric is to reduce our operating cash burn each quarter of 2008. First in the area of expense control, our cost reduction efforts which have been focused on the US operations generated over one million of savings from prior year. This was accomplished despite the increased investment spending in the 15 member sales and support team for the VISIAN ICL®. Overall the operating expenses in the US declined by 13% as compared to a year ago while sales and gross margins improved. The bottom line is that we’re making progress at reducing our cash burn.

During the second half of the year we have to continue our spending reductions in the US while we also focus on already identified areas for reduced spending and ways to leverage our first half investments in our international operations. Based on our progress to date we’re on track to achieve our current goals without raising additional capital. Further more, if we could meet the remaining four metrics during the second half of the year we would expect to be cash flow positive in the fourth quarter.

The second metric we discussed was continued gross margin improvement. We stated that Japan would help our gross margins and we would start to see the beginning of that impact during this second quarter. We were quite successful in this area as our gross margin increased by 700 basis points to 56%. This improvement was led by our results in Japan but each STAAR location increased gross margin results from the second quarter of last year. We continue to believe we’re on track to improve gross margin sequentially for the third and fourth quarters of 2008 however I would hope that you don’t expect those gains will match the sequential increase generated in the second quarter.

Our third metric was to continue the strong international revenue growth we experienced during 2007. You may recall last quarter our growth rate was 37% but only 8% excluding Japan. We discussed the impact of holidays and that we expected second quarter international growth to show progress. It did. The growth rate was 58% over last year and 24% excluding Japan. For the first half international revenue increased by 47% and 16% excluding Japan, clearly on plan.

Our fourth metric was to achieve sales from STAAR Japan in excess of $12 million. Japan contributed 3.3 million in sales for the quarter and is over $6 million for the first half. The integration has gone well but we must continue to focus on making additional progress as the year progresses. This remains a key objective and focus of Dave Bailey, our President of International, and we are on track for the first six months.

Finally, the fifth metric we discussed was to grow VISIAN ICL sales in the US. After the first quarter increase of 9% we have followed with a 39% increase for the second quarter as compared to the second quarter of last year. There continue to be several dynamics which have contributed to our reversal of flat sales in 2007. The VISIAN ICL continues to receive very good and frequent media attention. There have been news stories on each major network in over 20 cities during the first half of the year. Another great example of this happened just this morning. The VISIAN ICL procedure was performed and videotaped for the CBS Morning Show by Dr. Paul Dougherty in Los Angeles on a seven year old girl in danger of losing the use of one eye. We expect that this procedure will appear on a CBS program during a segment featuring “medical miracles” and we will be sure to let you know of the airing as soon as we can confirm.

In addition, the media focus on the complications of LASIK continues to drive potential patients to ask questions about alternatives to LASIK. At the same time, our enhanced marketing programs and the new direct sales organization focused on the VISIAN ICL have been significant contributors to our momentum in the US. Several of our investors have asked about the revenue impact of no longer promoting bulk VISIAN ICL orders at the end of the quarter. So for example, during June of last year we shipped 205 ICLs which came from bulk orders. Compare that to this June when we only shipped 25. This change should help reflect the more true growth picture of the VISIAN ICL technology as we move forward. Bottom line is that we are making good progress on this last metric also.

To summarize, we have accelerated our progress during the second quarter on the five key performance standards we laid out at the beginning of the year. We must remain focused on our efforts to increase revenues globally while controlling our expenses to our second half plan and you should expect to see progress with each of the five metrics during the second half of the year.

I’d like to turn the call over to Deborah who will review some of our financial highlights for the quarter including giving more color to three of these five key metrics, Deborah.

Deborah Andrews:
Thanks Barry. Good afternoon everyone. Our release offers detail on the quarter so I’d like to spend a few minutes this afternoon reviewing the highlights of our financial performance. The P&L results for the second quarter can be summarized as follows: 38% increase in revenues, a 59% increase in gross profit and a 24% increase in operating expenses resulting in a 46% decrease in operating losses. Overall these ratios illustrate the progress we’re making.

Before we discuss our operating performance in more detail let’s discuss our past situation. We exited 2007 with 10.9 million in cash and now that cash position stands at 8.9 million at the end of the second quarter which is favorable to our internal expectations for cash at the end of June. The 2 million net change in our cash position is a result of the following. 6.1 million was used for operating activities; this includes 3 million used by STAAR Japan for the six months. 2.5 million of that was used in Q1 as STAAR Japan began selling directly rather than through a distributor. They effectively had no receivables at the end of 2007 and had to use existing cash balances until they generated cash from sales. Because their days of sales outstanding is approximately 66 days they did not start seeing cash from direct sales until the end of the first quarter and as a result, utilized much of their cash on hand during the quarter.

During the second quarter cash used in operating activities at STAAR Japan improved to 500,000. Receivables from sales were collected and the company improved its margins. The rest of the company used approximately 3.1 million for operating activities, which is a 56 improvement, 56% improvement, over the 7 million used for operating activities in the first six months of 2007. This significant improvement is the result of increased sales of high margin products globally, including in the US, and operating cost reductions in the US.

The 6.1 million in cash used for operating activities was partially offset by 2.2 million in cash provided by investing activities, primarily related to the 2.5 million net cash acquired in the acquisition of STAAR Japan. It was further offset by the 1.5 million provided by financing activities which represents borrowing by STAAR Japan against a revolving credit facility and by the 400,000 favorable effect of exchange on cash.

For the second half of 2008 we expect STAAR Japan to be profitable and cash flow positive and for the US to reduce its cash burn significantly in Q3 and beyond with the objective of being cash flow positive in the fourth quarter. Cost cutting is obviously a very important part of the cash equation. That is why our cost reduction efforts to date in the US are so important. For example, through a variety of measures we’ve been able to improve productivity and streamlined a wide variety of processes and procedures especially on the administrative side which has led to a 15% reduction in US headcount since the beginning of the year. In addition, we recently negotiated significant reduction in our audit costs and reduced the number of sales and marketing consultant retainer agreements from seven to one so that we only pay if we require services.

On the manufacturing side, lean manufacturing tools and workshops are being used to improve efficiencies. We’ve reengineered the manufacturing process for our IOL cartridge loading system and as a result now follow a much more efficient process that utilizes fewer people and increases capacity. For our silicone three-piece IOL for both the standard optic and our aspheric optic we have significantly improved yield rates, reducing scrap costs and increasing capacity. In addition to implementing the cost-cutting within our US operations we’ve also begun to analyze our international operations to identify ways to lower the ratio of our operating costs to revenues. We believe we’ve identified several opportunities and will shortly be implementing actions to improve our cost structure in Japan and the European markets which should result in lower operating expenses in the second half of 2008.

Our gross margin improvement during the second quarter was quite significant compared to both prior year and prior quarter. All five sales groups expanded their gross margins. Japan led the way. Japan’s gross margin was significantly above our plans for the second quarter. The main reason was sales mix as a large percentage of sales during the quarter were directly to the customer base in Japan while distribution sales decreased. In the US, Germany and Australia, gross margin improvements were driven largely by increased sales of VISIAN ICL, mix in product sales and a higher percentage of sales of proprietary products. In Switzerland the gross margin increased because we increased ICL sales and the increased percentage of those sales would be in the Toric ICL which commands a higher selling price.

All five sales groups also generated an improvement in the operating income line during the second quarter. In total we had a 1.7 million improvement in our operating income. The US and Australia organizations lowered their operating expenses which helped to drive more operating income. Germany is essentially on plan for the quarter and favorable to plan for six months and Japan’s operating income for the period came in slightly above plan and expected to improve in the six months, second six months of 2008.

Expenses in Switzerland did increase but certainly not more than the expansion in gross profit margin which drove the increased operating income. As I mentioned earlier, we’re looking to implement steps to improve efficiencies in those operations during the third quarter and are quite optimistic about our organization’s dedicated, dedication to achieving our cost reduction goals as I witnessed during two recent visits to Germany and Switzerland. To break even at operating income our gross profit margins should improve to 60% versus the 56% reported for the second quarter through increased sales of high margin products and improved efficiencies in operating expenses and operating expenses should decrease to 60% of sales versus 65%. We believe this target is within reach and achievable some time in the second half of 2008. If not achieved during the third quarter, certainly we should see significant progress to that end.

Finally and most importantly, with the cost of the Japan acquisition now gone and the effort to cut costs in full swing in the US we’d like to note that during June we generated positive cash flow from operations. One month does not a trend make but it does provide another indicator of our progress. As we look to our third quarter we normally experience a fair amount of seasonality in Europe during this period of the year and we expect to do so again this year. However our managers in Japan tell us they experience less seasonality than our other geographic markets during the quarter. Since Europe now represents a lower percentage of our overall business we believe that our third quarter may experience less impact from seasonality than in the past.

I would now like to turn this call back over to Barry.

Barry Caldwell:
Thank you Deborah. I’d like to spend a few more moments reviewing our operational progress during the quarter in each of our locations and those five being the United States, Germany through our Domilens organization, Switzerland, Australia and Japan. In the US we’re very pleased that we’re able to return to growth in the overall business after three consecutive quarters decline. We have discussed the ICL performance, the cataract performance reflects a decline of 9% as compared to prior year but that decline is about one half less than we’ve been experiencing for the past year.

We announced a few days ago that we have received NTIOL status on our single-piece aspheric Collamer® and three-piece aspheric silicone IOLs. It will take us a few months to complete the transition from our non-aspheric IOL products. These approvals along with the margin NTIOL approval for the three-piece aspheric Collamer IOL were critical steps in our seven step strategy of reengineering our cataract product line and returning both the product line and the US business to profitability.

The four steps completed to date with our domestic IOL product line enhanced our overall competitive position in the US landscape. For years we’ve been forced to sell on price and now we’re better positioned to sell the features and benefits of our products. At Domilens in Germany we experienced the third consecutive quarter of record-breaking revenues. Revenues increased by 23% over prior year which is 6% in local currency and 7% over the first quarter of this year. Our cataract business was back on track and our new distribution for ICLs resulted in increased VISIAN ICL sales.

Our organization in Switzerland also drove a record-breaking quarter in terms of revenue results. Revenues increased by 34% over prior year and 23% over first quarter of this year. During the quarter we were able to deliver from stock 73% of VISIAN Toric ICL orders which was originally a custom designed product. VISIAN ICL sales more than doubled in both China and Japan which are key growth markets managed from Switzerland. Remember that in Japan the VISIAN ICL is not yet approved so our sales are based upon individual requests from ophthalmologists who have government approval to implant the lens.

Sales from Australia also grew during the quarter. During June, a leading Australian ophthalmologist was the first to have Toric ICLs implanted in both eyes. This has lent additional credibility to the VISIAN ICL technology in Australia. In Japan we’re right on target and made very good progress during the second quarter. We have not lost any customers and our direct sales were at a very high point which Deborah described. In our distribution markets the cataract growth with our proprietary preloaded technology was over 25% and that’s without the benefit of the acrylic version which should be available during the first quarter of next year.

Two points on the regulatory front, first of all we’ve submitted all the data in Japan for approval of the VISIAN ICL. We will be discussing with PMDA timetables for potential approvals in the coming weeks. In the United States we continue to work with a third-party audit firm on our resubmission for the Toric ICL approval. To put the plan in perspective, there are 230 eyes and six post op visits per eye which creates nearly 90,000 data points for the study. The third party audit firm has completed the on-site audit of the seven clinical sites and the internal audit of the Monrovia clinical department. We’re now in the process of answering questions from the audits. We expect to start new data tables next week and remain on schedule for making our resubmission to the FDA late this quarter. We continue to make progress and are right on track with the time table we’d discussed throughout the year.

In summary, we’re encouraged by our accomplishments during the first half of the year. There is still much more to be done and we have to remain focused on the fundamentals. We’re on a journey which is more than just one or two quarters and we’re committed to a successful result from all our efforts. Finally I’d like to remind everyone that we’ll be presenting at the upcoming BMO Focus on Healthcare Conference Tuesday, August 5th at 10:45 in the morning. The presentation will be available via webcast if you’d like to join. We’re also going to be meeting with investors in Boston on August 4th and in New York on August 6th and invite you to contact EVC Group if you’d like to schedule some time with us. And we’ll also be presenting at the Noble Financial M.A.D. MAX Equity Conference in Lake Las Vegas on August 18th at 11:00 a.m.

At this point in the call I’d like to return the call over to the Operator to take any questions you may have.

Operator:
Thank you sir. Ladies and gentlemen we will now begin the question and answer session. As a reminder, if you do have a question please press the star followed by the one on your touchtone phone. If you would like to withdraw your question please press the star followed by the two. If you’re using speaker equipment you’ll need to lift the handset before making your selection.

Our first question comes from the line of Joanne Wuensch with BMO Capital Markets. Please go ahead.

Joanne Wuensch:
Thank you very much for taking my question. Let’s talk about this gross margin, which is quite impressive. Can we piece together how you went from 43.2% margins to 55.8% gross margins in the second quarter?

Barry Caldwell:
Sure Joanne. Thanks for the question. Let me answer the first part and then I’ll turn it over to Deborah. You’ll recall that our first quarter was as I described, cluttered with the purchase accounting of the Japan acquisition and that did distort the gross margins during the first quarter significantly. I think if you were to look at that on a non-GAAP basis it would have been more like 50 or 51%. But with that then I’ll let Deborah add some more color.

Deborah Andrews:
That’s correct. That was a significant issue affecting gross profit margins in the first quarter. Additionally, STAAR Japan and some of our other companies’ gross margins as well internationally are really affected by the locations they sell their products into, so geographical mix. For STAAR Japan they had a much larger mix of sales into the Japanese markets where their ASPs are significantly higher than in some of our other markets like China, for example. Additionally, our margins in the US were really improved by increased sales of the VISIAN ICL and that has a significant impact on our overall margins. There’s also been some cost improvements, you know, that have improved margins but those are the three significant factors. The purchase accounting factor that didn’t hit us in the second quarter, mix, geographical mix in Japan in particular and increased sales of ICLs.

Joanne Wuensch:	When you talk about getting to 60% gross margins, is that this year?

Deborah Andrews:	That’s our objective. I’d like to see us there.

Barry Caldwell:
Well you know, we’ve, you know, we’ve said Joanne that we intend to improve that each quarter. We have as you point out a big jump during the second quarter. To say I’m a little nervous is right but I trust that we’re going to continue to make improvements in that so we’re expecting to see improvement in the third quarter and the fourth quarter so it’s got to get closer to that number at least.

Joanne Wuensch:
Okay. When I take a look at the model it looks like your intraocular lenses are in the positive growth territory ex the STAAR Canon acquisition. What do you think has moved? Is that all the NTIOL designation that’s helping that from a dollar basis or are you also gaining a unit share?

Barry Caldwell:
Well first of all I think, you know, we still had a decline during the quarter in the US in terms of IOL sales and we’ve not yet seen the biggest impact from NTIOL designation as we will expect to see that to continue at a much higher rate in third quarter then fully implemented during fourth quarter. So we expect to see better results from that the remainder of the year. I don’t think at this point, Joanne, I could say in the US we’re gaining any market share but I will say this, we are much better positioned right now in this competitive landscape in the US and we have three major competitors we compete against but we’re in a position now where we can start selling on features and benefits and not just sell on price.

Joanne Wuensch:	Okay.

Deborah Andrews:	And the rate of decline has slowed significantly in the US versus, you know, previous quarters.

Joanne Wuensch:	All right. Shifting slightly to the Toric ICL, you commented about you’re still working with your consultants. What type of timing should we be thinking of or should we not be thinking of any timing?

Barry Caldwell:
Well I think, you know, the timing that we have control of to some degree is when we’re able to resubmit the Toric approval to the FDA and we are working with the third party audit group now in getting responses from the seven clinical sites on additional questions that they had and the FDA had. Once those are completed which we think will be next week we can start running those data tables again. And again, to remind you there are 90,000 data points in those tables so it takes a little bit of time to recrank all that data and we believe we’re still on track to be able to resubmit to the FDA during this quarter, during the third quarter. Then it will be up to the FDA. We’ll have to see what their response is and where we go from that point in time.

Joanne Wuensch:
All right. My final question before I get back in the queue is do you have an impression of the ICLs which are being sold into the United States? What percentage of them are for, let’s call it moderate to severe or the minus seven diopter franchise and what percentage of them are to the more severe type of diopter patient? Thanks.

Barry Caldwell:
Really good question Joanne and what we see, you know, the number of patients coming in above a minus seven, minus eight or severe myopia, those numbers aren’t increasing. What’s happening is we’re further penetrating the refractive error curve, meaning that our advocates are moving further down the chain and treating below a minus six, below a minus five. A good example is, I was with Dr. Rob Rivera from the Phoenix area last week. He was here helping Dr. Paul Dougherty teach a training class on the VISIAN ICL and he’s currently at a mix of about 30% of his refractive practice is ICL versus LASIK and he has a rather large practice as you might imagine and he believes that that will turn to 60, 70% within 12 months.

Joanne Wuensch:	Interesting. Okay, thank you very much.

Barry Caldwell:	Thank you.

Operator:	Thank you ma’am. Our next question comes from the line of Steve Willoughby with Cleveland Research. Please go ahead.

Steve Willoughby:	Hi, good evening. Thanks for taking my call.

Barry Caldwell:	Hi Steve.

Steve Willoughby:
I apologize if I missed this in the beginning because I had to jump on a little late but just wondering if you could give an update on the ICL advocate numbers and kind of what your outlook is for the back half of the year.

Barry Caldwell:
Good question and we did not, I did not comment on that front. The number is the same as we last reported. We haven’t made any progress on the number of advocates. Now there are some reasons for that. The way we track it it’s based upon an annual tracking rate and so for example if a surgeon took vacation time in July that would hurt his run rate for the year. So we think that had some impact in terms of why the number didn’t move so I think we’re still at the 30 number in terms of overall advocates.

Steve Willoughby:	Okay. Any idea where, you know, you can see people growing into for the back half?

Barry Caldwell:
Yes. Our refractive sales team was out here last week for two days and they reviewed their targets for new advocates that they’re working with and that’s in terms of working with, you know, how their practice handles patients, how they approach the media and where they use the ICL in their overall refractive armamentarium.

Steve Willoughby:	Okay, very good. Thank you very much.

Barry Caldwell:	Thank you.

Operator:	Thank you sir. Our next question comes from the line of John Hickman with MDB Capital. Please go ahead.

John Hickman:	Hi. Thanks for taking my call.

Barry Caldwell:	Hi John.

John Hickman:	I want to talk about the expense lines. You last time on the call you talked about taking $5 million out of the expense line by the end of the year.

Barry Caldwell:	Right.

John Hickman:	So, you’re still holding to that?

Barry Caldwell:	Correct.

John Hickman:
Okay so then could you explain to me in this quarter you had a fairly significant jump, 600 to 700,000 in R&D and a huge jump in sales and marketing and actually sales and marketing costs went up to 37% of sales.

Barry Caldwell:
Let me take the sales and marketing point and then I’ll let Deborah take the R&D since that’s a reclass item, I believe in terms of R&D expenses. We made some investments in the first half of the year in our international markets in terms of sales and marketing expenses. We also attended several new shows that we hadn’t attended in the past and we made a pretty significant expense item at the World Ophthalmic Congress Meeting recently in Singapore where we did live video ICL surgery at the Congress meeting, and it was very well attended and we got, we think our bang for the bucks in terms of that investment. So, those were first half investments that won’t repeat in the second half. You know, as we said the US has had a reduction in our expenses and that’s where our initial focus has been and as we continue through the back half of the year we have to stay focused on the US but expanding to the international markets where we’ve already identified where we think we’ll get the savings.

John Hickman:	Okay.

Barry Caldwell:	And then on the R&D side, Deborah.

Deborah Andrews:	Well on the R&D side, well first of all remember that these expenses include the expenses of STAAR Japan so they’re, you know, distorted somewhat from the previous year.

John Hickman:	Well I’m looking at them from last quarter.

Deborah Andrews:	I’m sorry?

John Hickman:	Talk to me about sequentially.

Deborah Andrews:	Okay so you’re talking sequentially.

John Hickman:	Yes.

Deborah Andrews:
Well, anyway the main reason was - well first of all we expected our expenses in the second quarter to increase over the first quarter. The second quarter is typically our largest expense quarter of the year, you know, due to trade shows and audits and things like that. So, that’s one reason. The second reason is that in looking at STAAR Japan expenses in detail we found that, you know there were classification issues in their expenses and we reclassed. They had a number of expenses that the rest of the company classifies as R&D expenses. They had those included in their G&A line and we reclassified them into the R&D line so it’s a little misleading, I would say.

John Hickman:	So are you, so in your remarks earlier, are you guiding us for 60% operating margins for the year, I mean for the next couple quarters?

Deborah Andrews:	It’s our objective to get to 60% operating expenses. We were at 65% through the second quarter and our objective is 60%.

John Hickman:	And that matches…

Deborah Andrews:	The first six months are significantly higher in terms of expenses than they are in the second six months. We think that’s a reasonable target for the second half.

Barry Caldwell:	And John you may recall that we did mention during the first quarter call that we expected an increase in cash usage during the second quarter anticipating these expenses.

John Hickman:	Okay, I’m just trying to jibe that with the $5 million that’s supposed to come out but I guess I’ll work on that and talk to you later.

Barry Caldwell:	Okay yes, we could take it offline. Remember, a million of that came from the US which we said, that was during the second quarter alone.

John Hickman:	A million in cash reduction?

Barry Caldwell:	In spending reductions in the US, yes, during the quarter.

John Hickman:	That’s even more confusing but I’ll talk to you guys later.

Barry Caldwell:	Okay John.

Operator:	Thank you sir. Our next question comes from the line of Larry Haimovitch with HMTC. Please go ahead sir.

Larry Haimovitch:	Good afternoon Barry. Hi Deborah.

Barry Caldwell:	Hi Larry.

Larry Haimovitch:
Barry, I want to make sure I understand the importance of the new technology IOL designations. I understand that you will be getting a higher price from CMS. I understand it relates to ambulatory surgical centers. So does this in effect mean there’s $50 more of revenue or will you share some of that with the physicians, I guess is what I wanted to try to get a better understanding of. How much of that, how much of that bang will you benefit by?

Barry Caldwell:	Good question. First, the CMS reimbursement goes to the physician or the facility, not to us.

Larry Haimovitch:	Okay.

Barry Caldwell:	And it is $50 for Medicare patients in an ASC. Now in an ASC, a physician may not do 100% Medicare patients in that ASC. It may be 90%.

Larry Haimovitch:	Sure.

Barry Caldwell:	So the 10% he will not get this increased fee on. So when we go into an account we’re looking for, you know, in the range of 35 to $40 incremental of the 50.

Larry Haimovitch:	And so [cross talking].

Barry Caldwell:	45 range, the facility remains whole in terms of what they get.

Larry Haimovitch:	Yes, so you’re going to get, you know, the lion’s share of that so to speak.

Barry Caldwell:	Correct.

Larry Haimovitch:	You’re going to get the significance of it. And that’s obviously all gravy to you because there’s no incremental cost mix except perhaps a little bit of selling commission.

Barry Caldwell:	That’s correct.

Larry Haimovitch:	Yes. And are you comfortable trying to give us some guidance about how much of the worldwide sales or US sales that accounts for or is that something you would not rather disclose competitively?

Barry Caldwell:	Yes, I would have to spend some time looking at that. You know, it only really relates to our US business recall, remember.

Larry Haimovitch:	Which is now only 40% of-was it 40% of worldwide?

Barry Caldwell:	Well, let’s say, I mean if we did some rounding up numbers the cataract business is probably 65% of the US business, I think.

Larry Haimovitch:
Yes. Okay. You know, we can talk about that in more detail another time. On the sales side as you well know when you came aboard Barry, the sales force was not a very happy lot. There has been a lot of turmoil, contracts were terminated, et cetera, et cetera. I don’t recall hearing anything in the prepared remarks about progress with the sales force and I imagine there has been some considering the sales growth so could you talk about that a little bit?

Barry Caldwell:
Yes, good question Larry. You know, I think we continue to make progress but one of the things we had to do for the sales team is to give them some things that we’d been working on. And I think having given them the nanoPOINT injector for the Collamer single-piece lens was very important. Now with NTIOL for the aspheric version they’ve got a fully benefited product they can go out to the market and sell. Having gotten these three NTIOL approvals which is something we went to the sales team earlier in the year and we gave them the time lines in terms of when we thought we’d get them. We beat those time lines. So, you know, I think we’re gaining credibility as a company with our sales team. And as I’ve said before it’s a very good team that we have out there of independent reps who focus on our cataract line and assist in the ICL line. And we’re expecting now that as we’re making this reengineering of our IOL line and making these improvements to products that we’re putting the ball back in their court in terms of performance and I think they’re up to it.

Larry Haimovitch:	Is the sales force growing in terms of numbers, Barry?

Barry Caldwell:	No it’s not. It’s pretty much the same as it has been.

Larry Haimovitch:	Okay great. Thanks very much.

Barry Caldwell:	Thank you.

Operator:
Thank you sir. Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. As a reminder, if you’re using speaker equipment you will need to lift the handset before making your selection. One moment please, for our next question.

And our next question comes from the line of Bill Nasgovitz with Heartland Funds. Please go ahead.

Bill Nasgovitz:	Good afternoon.

Barry Caldwell:	Hi Bill.

Deborah Andrews:	Hi Bill.

Bill Nasgovitz:	Congratulations on some very material progress. This is quite exciting to see as a shareholder.

Barry Caldwell:	Thank you sir.

Bill Nasgovitz:	So I just wanted to compliment you and one short question. On a scale of one to 10 in terms of the sales force, 10 being the best, where are we today?

Barry Caldwell:	And your question is in terms of best in terms of quality of people?

Bill Nasgovitz:	Rating the sales force in terms of where you want the sales force to be.

Barry Caldwell:
Well, we have a very strong group of reps in the field. They’re very experienced. They know how to sell and I think, you know, in the past we’ve not given them the type of products they can go out and use their selling skills on. I think now we’re making significant steps to give them the products they can go out and enjoy, have fun selling, know they’re going to work and enjoy making more commissions. So, on a scale they’re very high in my eyes because they have a lot of credibility. They’re very strong. They’ve very good and I know they can perform. Through the remainder of the year we’re expecting a lot out of the group in terms of our cataract line.

Bill Nasgovitz:	Okay. Thank you.

Barry Caldwell:	Thank you.

Operator:	Thank you sir. And our last question comes from the line of Mark Malcolm, private investor. Please go ahead sir.

Mark Malcolm:	Thank you very much for taking my call. Can you hear me okay?

Barry Caldwell:	Yes Mark. Hi.

Mark Malcolm:
In regards to the US sales force, normally with Europe you have the downturn in the third quarter, not so much with the US. But with this relative to the 2007 total cataract sales versus where you stand with 2008, where do you think you’ll be at the end of the year in terms of sales?

Barry Caldwell:	I’m sorry Mark, are you asking, is that a US question or global question?

Mark Malcolm:
I’m asking a US question with this because since us, we’re your weakest segment of growth is, is at least you’ve gone positive relative to year-over-year with cataract sales from the second quarter of 2007 but overall that’s with the US sales as a whole.

Barry Caldwell:	Correct.

Mark Malcolm:	It’s the cataract sales that are still holding you back from really showing strong growth in the US overall.

Barry Caldwell:
That’s exactly right Mark. It’s good observation and you know, I think we certainly expect that during the third quarter and the fourth quarter we’re going to have increased sales on the cataract side at a better gross margin because of the new products we’ve put in their hands and because of the these three NTIOL designations we’ve received.

Mark Malcolm:
The issue is coming in is what they, you have a great sales team. It’s the ASCs with their current buying models are based on lowest cost providers of certain products and you’re a premium priced product. Relative to that, how do you break the ASC buying practice to get this STAAR IOL sold?

Barry Caldwell:
Actually, we’re in a much better position today Mark than we were before the NTIOL because these ASCs now will get an additional $50 on all Medicare patients that they treat so that’s going to allow us to go in there at a higher price than we were selling at and be on a competitive footing with our three main competitors in the ASC setting. So we feel very good about where we’re positioned now. Where we were positioned first quarter was in a much weaker position.

Mark Malcolm:
Totally agree. I do have a couple of questions regarding on the international side. I’m sorry to have joined late. You may have had these questions addressed earlier. One is with, notice the increased sales in Japan but the issue comes with the ICL approval in Japan has yet to occur that I’m aware of so that you can expand from the 13 that you currently have certified or listed as certified.

Barry Caldwell:
Yes, that’s exactly correct. You probably did miss it. We did say earlier that all the data has now been submitted for ICL approval in Japan and that we’re working with the agency in terms of what the process will be. We would expect to get approval some time next year on the ICL in Japan. But we do continue to have sales in Japan. They more than doubled during the quarter, during the second quarter versus second quarter of last year and that’s with those physicians that you mentioned that are approved by the government to use our product which has yet to receive Japanese approval.

Mark Malcolm:
The last question follows focusing on China. It’s a two part question. Are the sales in China attributed to STAAR Japan or to Domilens and then the follow on to that, originally before you came on board the plan with expansion in the ICL franchise in China was using train the trainer concepts through the hospitals and there has been no growth shown through your website of expansion of ICL physicians in China from the 68 that are listed currently. And add to that…

Barry Caldwell:
Yes I can. The ICL sales in China go through Switzerland, our AT organization. They do not go through Japan. That distribution is handled from Switzerland. We have adopted the train the trainer model in China. We think it’s working as we noted that ICL sales in China more than doubled Q2 this year versus Q2 of last year.

Mark Malcolm:	I understand it’s just looking that there again over the past quarter no increase in the number of physicians.

Barry Caldwell:
I’ll look at the website. That’s something Mark I don’t really look at that much and you know, as I’ve told our US group, I don’t really care if we train another physician this year. We’ve got to focus on the over 500 that we’ve already trained and get them up and growing with the ICL product.

Mark Malcolm:
Relative to the US as you said, you got your superstars. Again not listening earlier, you had stated in an earlier press release there were more than 30 now that were projected to have over 100. The US has VISIAN ICL specialists as opposed to ICL certified, a larger group, what is the standard for that group in the US?

Barry Caldwell:	They’re ranked upon the number of procedures that they’ve done.

Mark Malcolm:	I understand for the superstars more than 100. The ICL specialists, that is at the beginning of each state listing.

Barry Caldwell:	Well the lecture amount Mark, I don’t know what it is. I can check with our marketing guys and if you call me back I’ll give you the answer.

Mark Malcolm:	I appreciate that very much and congratulations in seeing overall there are more than 1,000 listed for all of the countries and I’m sure there are a heck of a lot more physicians.

Barry Caldwell:	I think you’re right Mark. Thank you, sir.

Operator:	Thank you sir. And ladies and gentlemen that does conclude the question and answer session. I would now like to turn it back to management for any closing remarks.

Barry Caldwell:
Thank you Operator and thank you everyone for participating in the call this afternoon. If you have any additional questions or would like some clarification on anything we’ve said here today please feel free to give Deborah or me a call. Good bye for now and have a great evening.

Operator:	Ladies and gentlemen, this concludes the STAAR Surgical Second Quarter 2008 Earnings Release Conference Call.

Speaker:	Good afternoon, STAAR Surgical. Hello?

Operator:
Pardon me. If you’d like to listen to a replay of today’s conference, please dial (303) 590-3000 or 1-800-405-2236 entering pass code 11117158. Once again, if you’d like to listen to a replay of today’s conference please dial (303) 590-3000 or 1-800-405-2236 entering pass code 11117158. ACT would like to thank you for your participation. You may now disconnect. Have a pleasant day.

END